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                                                                    EXHIBIT 99.2


                             NOTICE TO SHAREHOLDERS
                                       OF
                                   AKORN, INC.

         Notice is hereby given to all holders of common stock of Akorn, Inc. (the "Company"), that the Company does not intend to seek shareholder approval for the issuance of certain convertible preferred stock and warrants in connection with a Preferred Stock and Note Purchase Agreement (the "Agreement") entered into on September 25, 2003, among the Company, The John N. Kapoor Trust Dated September 29, 1989, Abu Alam, John Sabat, Neill Shanahan, Shritin Shah, Arthur S. Przybyl, Arjun Waney, Jerry Treppel, Gulu Waney, Jai Waney, Arun K. Puri Living Trust, Argent Fund Management Ltd., Kapwan Investments, LLP, and certain other investors named therein (collectively, referred to herein as the "Investors"). The closing of this transaction is expected to occur on or before October 10, 2003.

         Pursuant to the terms and conditions of the Agreement, the Investors will purchase for cash all of the Company's outstanding senior debt from The Northern Trust Company. Immediately after such purchase, the Investors will exchange all of the senior debt for (i) 257,172 shares of Series A 6% Participating Convertible Preferred Stock of the Company (the "Preferred Stock"), (ii) notes (the "Notes") issued by the Company to John N. Kapoor, Arjun Waney and/or their affiliates in the principal amount of approximately $2.8 million, (iii) warrants to purchase an aggregate of 8,572,400 shares of common stock, with an exercise price of $1.00 (the "Preferred Stock Warrants"), and
(iv) $6,000,000 in cash. The Company will issue warrants (the "Note Warrants") to the holders of the Notes to purchase 100,000 shares of Akorn common stock for every $1 million of principal amount of the Notes, with an exercise price of $1.10 per share. In addition, the Company will issue to guarantors of the Company's new debt facility warrants to purchase 960,000 shares of Akorn common stock on the closing date and annually thereafter an additional 80,000 shares of Akorn common stock for every $1 million of principal amount guaranteed under this new debt facility, with an exercise price of $1.10 (the "Guarantee Warrants", along with the Note Warrants and the Preferred Stock Warrants, the "Warrants").

         In order to consummate the transactions described above, the Company must amend its Articles of Incorporation for the issuance of the Preferred Stock and the Warrants. Although the Company is currently delisted from the NASDAQ marketplace, it would like to become a NASDAQ listed issuer in the future. As such, the Company is acting in compliance with NASDAQ Marketplace Rules (the "Rules") to the extent possible.

         The Rules require the Company to obtain prior shareholder approval of the issuance of the Preferred Stock and the Warrants. The Rules provide, however, that shareholder approval need not be obtained if (i) seeking such prior approval would seriously jeopardize the financial viability of the Company and (ii) the audit committee of the issuer approves reliance by the issuer on this exception to the shareholder approval requirement (the "Shareholder Approval Exception"). The Audit Committee of the Company has determined that the need to quickly enter into this proposed transaction is essential to the financial viability of the Company and that taking the time to seek shareholder approval for the issuance of the Preferred Stock and the Warrants would seriously jeopardize the financial viability of the Company. As such, the Audit Committee has expressly directed the Board of Directors of the Company to rely on the Shareholder Approval Exception. However, the Company intends to seek shareholder approval

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for its actions at the earlier of (i) the next regularly scheduled shareholder meeting or (ii) within one year of the date of the Agreement.

         Shareholders seeking additional information regarding the transaction should contact the Company through the Office of the Secretary at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089.


                            AKORN, INC.


                            By: /s/ Bernard J. Pothast
                                ------------------------------------------------
                                Bernard J. Pothast, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Dated:  September 25, 2003